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                                             Filed under Rules 424(b)(3) and (c)
                                             as Supplement No. 1 to
                                             Prospectus (File No. 33-80508)

                 Supplement to Prospectus Dated August 27, 1997

                                                             Dated June 24, 1999

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                        1,411,673 shares of common stock
              issuable upon the exercise of redeemable common stock
                                purchase warrants

                               FOTOBALL USA, INC.

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         From June 24, 1999 until 5:00 p.m., New York time, on August 27, 1999,
Fotoball USA, Inc. will reduce the exercise price for each of its redeemable common stock purchase warrants (FUSAW:Nasdaq) from $6.50 ($7.93 for 110,000 warrants issued in Fotoball's public offering to the underwriter) to $4.00. The term of the warrants will be extended to August 27, 1999 to track the discount period.

         To ensure exercise of the warrants at the per warrant price of $4.00, the total purchase price and all supporting documentation with respect to each exercise must be received at the offices of Continental Stock Transfer & Trust Company according to the terms of the warrant agreement prior to the end of the discount period.

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                                                              Underwriting
                    Price to              Discounts and       Proceeds to
                    Warrantholder(1)(2)   Commissions(3)      Company(2)
                    -------------------   --------------      ----------

Per Warrant........     $4.00                $0.36              $3.64
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Total..............     $5,646,692           $508,202           $5,138,490
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(1) The market value of the common stock issuable upon exercise of the warrants may be higher or lower than the exercise price of the warrants.

(2) Before deducting expenses estimated at $25,000 incurred in connection with the offering.

(3) Assumes (i) a commission of not more than 4% of the aggregate exercise price is paid to Gaines, Berland Inc. for soliciting warrant exercises, pursuant to the terms of the warrant agreement, (ii) a commission of not more than 2% of the aggregate exercise price is paid to Southwest Securities, Inc. for providing financial advice with respect to the warrant exercise price reduction transaction, and (iii) commissions of not more than 3% of the exercise price per warrant exercised are paid broker/dealers who receive
    (A) specific written approval for the exercise of warrants by the customer and (B) acknowledgment from the customer that the broker/dealer solicited the transaction.

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There is no assurance that any of the warrants will be exercised.